UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2007
Crescent Real Estate Equities Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware	000-51912	75-2531304
(State or other jurisdiction	(Commission	(IRS Employer
of organization)	File Number)	Identification No.)
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 12, 2007 (“Effective date”), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the “Partnership”), and certain of its subsidiaries and affiliates (the “Sellers” and, collectively with the Partnership, “Crescent”), and Equastone Acquisitions, LLC, a Delaware limited liability company (the “Purchaser”), entered into a Purchase and Sale Contract (the “Purchase Agreement”) pursuant to which, among other things, (a) Crescent agreed to sell to the Purchaser all of Crescent’s rights, title and interest in properties that Crescent refers to as Palisades Central I and adjacent land parcel, Palisades Central II, 125 E. John Carpenter, The Addison, The Aberdeen, Greenway I & I A, Greenway II, MacArthur Center I & II, 3333 Lee Parkway, Stemmons Place, Stanford Corporate Centre and the North Dallas Athletic Club. The total purchase price under the Purchase Agreement, which was determined through arm’s length negotiations between the parties, is approximately $420,000,000 and is to be paid at closing.
     The Purchaser has paid an earnest money deposit of $3,500,000, which deposit is nonrefundable except in certain limited circumstances. The Purchaser has the right to terminate the Purchase Agreement until July 12, 2007. If the Purchaser has not terminated the Purchase Agreement by the expiration of this period, the Purchaser is required to make an additional deposit of $6,500,000, and the additional deposit shall also be nonrefundable except in certain limited circumstances.
     The closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain customary closing conditions. There are no assurances that the conditions will be met or that the transaction will be consummated. The parties to the Purchase Agreement presently anticipate that the closing will occur during the third quarter of 2007. None of Crescent Real Estate Equities Company, the Partnership, any of the Sellers or any affiliate of the foregoing, has a material relationship with Purchaser, other than pursuant to the Purchase Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

	By:	Crescent Real Estate Equities, Ltd., its General Partner

Date: June 15, 2007	By:	/s/ David M. Dean

David M. Dean
Managing Director, Law and Secretary